ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                TRADERIGHT, CORP.
                                -----------------

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article I.     The name under which the Corporation was formed is:

                                TRADERIGHT, CORP.
                                -----------------

Article II. The Articles of Incorporation of the Corporation were filed on December 1, 1997 at 8:58am by the Secretary of the State of Florida. (Document number: P97000101229).

Article III. Article 3 "CAPITAL STOCK" is hereby deleted in its entirety and replaced with the following:

     Article  3.  CAPITAL  STOCK

     The corporation is authorized to issue Fifty-Five Million (55,000,000) shares of Capital Stock as follows:

     3.1 Preferred Stock. Five Million (5,000,000) shares of Preferred Stock having the par value of $.001 per share upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the shareholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the Company, and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance.

     3.2 Common Stock. Fifty Million (50,000,000) shares of Common Stock having the par value of $0.001 per share. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

Article IV. The Amendment to the Articles of Incorporation shall take effect immediately on its adoption by the undersigned. This Amendment was approved by the shareholders. The number of votes cast was sufficient for the amendment.

IN WITNESS WHEREOF, the undersigned under the penalties of perjury has executed this Amendment to the Articles of Incorporation this 29stday of January, 2002.




     ___________________________________________
     Jay Patel, CEO

                                TRADERIGHT, CORP.
                                  C/O JAY PATEL
                          2424 N. FEDERAL HWY, STE 350
                           BOCA RATON, FLORIDA  33431






January 29, 2002


Secretary of State
Division of Corporations
P.O. Box 6327
Tallahassee, FL.  32314

Re:     TRADERIGHT, CORP.
        -----------------

To Whom It May Concern:

Enclosed please find the original and a copy of the Articles of Incorporation, as referred above, together with a check for $43.75.
                                                     ------

This represents the cost of the Filing Fees for the Amendment ($35), and fee for a certified copy of our Amendment ($8.75).

Please stamp the extra copy and return (in the enclosed self- addressed, stamped envelope) at your earliest convenience.


Sincerely,


Jay Patel, CEO

Enclosures